                                    SYSTEMIX
                                     [LOGO]

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                         NOTICE OF 1996 ANNUAL MEETING
                                      AND
                                PROXY STATEMENT

----------------------------------------------------------------------
----------------------------------------------------------------------

                                   IMPORTANT
                  Whether or not you plan to be present at the
                1996 Annual Meeting, please complete, sign, and
               date the accompanying proxy and return it promptly
                       in the enclosed prepaid envelope.

                                    SYSTEMIX
                                     [LOGO]
                               3155 Porter Drive
                          Palo Alto, California 94304

                                                                    May 31, 1996

Dear Stockholders:

    You are cordially invited to attend the 1996 Annual Meeting of Stockholders of SyStemix, Inc. to be held on Thursday, June 27, 1996 at 10:00 a.m. Pacific Daylight Savings Time, at the offices of Ernst & Young LLP, 1451 California Avenue, Palo Alto, California.

    Whether or not you plan to attend the 1996 Annual Meeting, please complete, sign, and date the accompanying proxy and return it promptly in the enclosed prepaid envelope. If you attend the Annual Meeting, you may vote in person if you wish, even if you have previously returned your proxy.

                                          Sincerely,
                                          John J. Schwartz, Ph.D.
                                          PRESIDENT AND CHIEF EXECUTIVE OFFICER

                 NOTICE OF 1996 ANNUAL MEETING OF STOCKHOLDERS

                                 TO BE HELD ON

                                 JUNE 27, 1996

    Notice is hereby given that the 1996 Annual Meeting of Stockholders (the "Annual Meeting") of SyStemix, Inc., a Delaware corporation (the "Company"), will be held on June 27, 1996, at the offices of Ernst & Young LLP, 1451 California Avenue, Palo Alto, California, commencing at 10:00 a.m. Pacific Daylight Savings Time, for the following purposes:

    (1) To elect four directors, each to hold office for a three-year term as Class II directors and until their successors are duly elected and qualified.

    (2) To ratify the selection of Ernst & Young LLP as the Company's independent auditors for the fiscal year ending December 31, 1996.

    (3) To transact such other matters as may properly come before the Annual Meeting and any adjournments or postponements thereof.

    The Board of Directors has fixed the close of business on May 17, 1996 as the record date for determining the stockholders entitled to receive notice of, and to vote at, the Annual Meeting and any adjournment or postponement thereof. A list of such stockholders will be available at the time and place of the meeting and, for any purpose germane to the meeting, during the ten days prior to the meeting, at the office of the Secretary of the Corporation at 1651 Page Mill Road, Palo Alto, California, during ordinary business hours.

WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, PLEASE COMPLETE, SIGN, AND DATE THE ACCOMPANYING PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED PREPAID ENVELOPE. IF YOU ATTEND THE ANNUAL MEETING, YOU MAY VOTE IN PERSON IF YOU WISH, EVEN IF YOU HAVE PREVIOUSLY RETURNED YOUR PROXY.

                                          By Order of the Board of Directors,

                                          Iris Brest
                                          VICE PRESIDENT, GENERAL COUNSEL
                                          AND SECRETARY

Palo Alto, California
May 31, 1996

                                 SYSTEMIX, INC.

                               3155 PORTER DRIVE
                          PALO ALTO, CALIFORNIA 94304

                            ------------------------

                                PROXY STATEMENT
                  FOR THE 1996 ANNUAL MEETING OF STOCKHOLDERS
                          TO BE HELD ON JUNE 27, 1996

                             ---------------------

                                  INTRODUCTION

    This Proxy Statement is being furnished to the stockholders of SyStemix, Inc., a Delaware corporation (the "Company" or "SyStemix"), in connection with the solicitation by its Board of Directors from holders of outstanding shares of the Company's common stock, par value $.01 per share (the "Common Stock"), of proxies to be voted at the 1996 Annual Meeting of Stockholders of the Company to be held on Thursday, June 27, 1996 at 10:00 a.m. Pacific Daylight Savings Time, at the offices of Ernst & Young LLP, 1451 California Avenue, Palo Alto, California, and at any adjournment or postponement thereof (the "Annual Meeting"), for the purposes set forth in the accompanying Notice of 1996 Annual Meeting of Stockholders. The Company's principal executive offices are located at 3155 Porter Drive, Palo Alto, California 94304.

    This Proxy Statement and the form of proxy are first being mailed to stockholders of the Company on or about May 31, 1996.

    All proxies duly executed and received prior to or at the Annual Meeting, and not revoked, will be voted on all matters presented at the meeting in accordance with the instructions indicated on such proxies. In the absence of specified instructions, proxies so received will be voted FOR (1) the named nominees to the Company's Board of Directors, and FOR (2) the ratification of the selection of Ernst & Young LLP as independent auditors for the Company's fiscal year ending December 31, 1996. If any other matters are properly presented at the Annual Meeting for consideration, the persons named in the enclosed form of proxy and acting thereunder will have discretion to vote on such matters in accordance with their best judgment.

    Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before it is voted. Proxies may be revoked by (i) filing with the Secretary of the Company, at or before the taking of the vote at the Annual Meeting, a written notice of revocation bearing a later date than the proxy, (ii) delivering to the Secretary of the Company a proxy bearing a later date relating to the same shares before the taking of the vote at the Annual Meeting, or (iii) attending the Annual Meeting and voting in person (although attendance at the Annual Meeting will not in and of itself constitute the revocation of a proxy). Any written notice of revocation or subsequent proxy should be sent so as to be delivered to 3155 Porter Drive, Palo Alto, California 94304, Attention: Secretary, or hand delivered to Iris Brest of the Company at or before the taking of the vote at the Annual Meeting. The persons named as proxies on the enclosed form of proxy, John J. Schwartz and Wendy R. Hitchcock, were selected by the Board of Directors of the Company and are officers of the Company.

                       RECORD DATE FOR THE ANNUAL MEETING

    The Board of Directors of the Company has fixed the close of business on May 17, 1996, as the record date for the determination of the stockholders entitled to notice of, and to vote at, the Annual Meeting. Accordingly, only holders of record of Common Stock on the record date will be entitled to such notice and to vote at the Annual Meeting. On May 17, 1996, 14,470,149 shares of Common Stock were outstanding. Each stockholder on the Record Date is entitled to one vote per share on each matter to be considered at the Annual Meeting. The holders of a majority of the shares issued and outstanding, whether present in person or represented by proxy, will constitute a quorum for the transaction of business at the Annual Meeting.

                            SANDOZ LTD. TRANSACTION

    On February 19, 1992, Sandoz Ltd. acquired a 60% interest (on a fully diluted basis) in the Company. The acquisition was effected through two simultaneous transactions. In the first, Sandoz Biotech Holdings Corporation, an indirect wholly owned subsidiary of Sandoz Ltd. (collectively with Sandoz Ltd., "Sandoz") purchased, pursuant to a tender offer, 4,011,684 shares or 49.13% of the Company's Common Stock (on a fully diluted basis) for $70 per share. In the second, the Company sold 1,982,143 shares of the Company's Common Stock to Sandoz, at a price of $56 per share or an aggregate of approximately $111 million, thereby raising Sandoz's aggregate ownership to 60% of the Company's Common Stock on a fully diluted basis. Sandoz provided such funds from its working capital.

    On January 30, 1995, the Company and Sandoz entered into a stock and warrant purchase agreement whereby the Company issued to Sandoz, on February 2, 1995, an additional 4,616,272 shares of Common Stock and warrants to purchase an additional 1,367,600 shares of Common Stock, in exchange for proceeds of $80.0 million. The warrants have an exercise price of $27.50 per share and are exercisable during a three-year period ending February 2, 1998. Certain portions of the original acquisition agreement, entered into between the Company and Sandoz on December 16, 1991 (the "Acquisition Agreement"), were amended to allow this transaction.

    The Acquisition Agreement, as amended, provides that until December 16, 1998, Sandoz is prohibited from increasing its share holding above 71.6% of the Common Stock on a fully-diluted basis (73.9% if the warrants are exercised in full), and from December 17, 1998 to February 18, 2002 above 75%. Sandoz is, however, permitted to bid for 100% of the Company at any time after December 16, 1994, but only if such action is recommended by a majority of the Company's "Independent Directors" as defined in the Acquisition Agreement.

    The Acquisition Agreement, as amended, also provides that Sandoz has certain rights to purchase (at its option either from the Company or on the market) additional shares of Common Stock to maintain its level of ownership in the event of an increase in the number of shares of Common Stock outstanding (including through the issuance of securities, such as options or warrants that may be exercised for Common Stock) (the "Top-Up Right"). Until February 19, 1999, Sandoz has a Top-Up Right, with certain limitations, to maintain ownership of 71.6% (73.9% if the warrants are exercised in full) of the Common Stock on a fully diluted basis. From February 19, 1999 until 2002 Sandoz has a Top-Up Right, with certain limitations, to maintain its then aggregate ownership of the Common Stock on a fully diluted basis which may not exceed 75%. The Top-Up Right may be exercised with respect to options granted under employee benefit plans only when such options are exercised.

    Under the terms of the Acquisition Agreement, Sandoz is entitled to designate up to the number (rounded up to the next whole number) of the Company's Board of Directors that will give Sandoz representation equal to the product of the total number of members of the Company's Board of Directors multiplied by the percentage that the aggregate number of shares of Common Stock then beneficially owned by Sandoz or any affiliate of Sandoz bears to the total number of shares of Common Stock then outstanding. Sandoz has agreed to vote all shares of Common Stock directly or indirectly beneficially owned by them (the "Sandoz Shares"), and the Company has agreed, at such time, to promptly take all actions necessary to cause the designees of Sandoz to be elected as directors of the Company. The Acquisition Agreement provides that the directors nominated by Sandoz shall be divided evenly, as nearly as possible, among the three classes of directors. The Acquisition Agreement further provides that Sandoz will vote the Sandoz Shares, and the Company shall promptly take all actions necessary, to ensure that the Board of Director's membership shall include three Independent Directors, and Sandoz has agreed to vote the Sandoz Shares, and the Company has agreed that it shall promptly take all actions necessary, to ensure that any successors to such Independent Directors shall be nominated by the remaining Independent Directors and shall be elected, provided Sandoz consents to such election, which consent shall not be unreasonably withheld.

    The percentage of the Company's Common Stock beneficially owned by Sandoz (which includes 1,367,600 shares purchasable upon exercise of warrants) is 75.6%. Because of its ownership of more than a majority of the outstanding shares of Common Stock, Sandoz will control the outcome of any matter to be voted on at the 1996 Annual Meeting.

                       PRINCIPAL STOCKHOLDERS OF SYSTEMIX

    The following table sets forth, as of March 1, 1996, the names and principal business addresses of each person known by SyStemix to be the beneficial owner of more than five percent of the Common Stock.

                                                                    NUMBER OF SHARES    PERCENTAGE OF
                             NAME AND                                OF COMMON STOCK    COMMON STOCK
                            ADDRESS OF                                BENEFICIALLY      BENEFICIALLY
                         BENEFICIAL OWNER                                 OWNED             OWNED
------------------------------------------------------------------  -----------------  ---------------
Sandoz Biotech Holdings Corporation (1)                                  11,977,699(2)        75.6%
  608 Fifth Avenue
  New York, New York 10020
Morgan Guaranty Trust Company
 of New York                                                              1,251,871            8.7%
  60 Wall Street
  New York, New York 10260

------------------------
(1) Sandoz  Biotech  Holdings  Corporation  is  an  indirect  and   wholly-owned
    subsidiary of Sandoz Ltd. The address of the principal executive offices of Sandoz Ltd. is Lichtstrasse 35, CH-4056, Basle, Switzerland.

(2) Represents 10,610,099 shares of Common Stock and warrants to purchase 1,367,600 shares of Common Stock.

                        SECURITY OWNERSHIP OF MANAGEMENT

    The following table sets forth, as of March 1, 1996, the number of shares of Common Stock beneficially owned by directors, the executive officers listed in the Summary Compensation Table, and directors and all executive officers as a group.

                                                     NUMBER OF SHARES
                                                      OF COMMON STOCK      PERCENTAGE OF
                      NAME OF                          BENEFICIALLY        COMMON STOCK
                 BENEFICIAL OWNER                          OWNED        BENEFICIALLY OWNED
---------------------------------------------------  -----------------  -------------------
Linda M. Burch                                               31,327(1)           *
Harold Edgar                                                 42,714(2)           *
Edgar J. Fullagar                                           --     (3)          --
Stephan Guttmann, Ph.D.                                     --     (3)          --
Paul Herrling, Ph.D.                                        --     (3)          --
Wendy R. Hitchcock                                            8,687(4)           *
Didier L. Lanson, Ph.D.                                      10,667(5)           *
Hugh Lewis                                                   11,252(6)           *
Fred J. Meyer                                                 5,959(3,7)          *
Ulrich Oppikofer, Ph.D.                                     --     (3)          --
Joseph J. Ruvane, Jr.                                        48,362(8)           *
John J. Schwartz, Ph.D.                                     120,037(9)           *
Daniel L. Vasella, M.D.                                     --     (3)          --
Irving L. Weissman, M.D.                                    150,562(10)           1.0%
All directors and executive officers as
 a group (18 persons)                                       435,592(11)           3.0%

------------------------
 *  Represents less than 1%.

 (1)Includes 28,327 shares of Common Stock purchasable upon the exercise of stock options granted pursuant to the Company's stock option plans, which are exercisable or become so within 60 days of March 1, 1996 ("Presently Exercisable Options"). Ms. Burch also holds options to purchase 22,986 shares of common stock which are not Presently Exercisable Options.

 (2)Represents 34,439 shares of Presently Exercisable Options. Mr. Edgar also holds options to purchase 7,500 shares of Common Stock which are not Presently Exercisable Options.

 (3)Excludes 11,977,699 shares of Common Stock beneficially held by Sandoz Biotech Holdings Corporation of which such person may be considered an affiliate. Such person disclaims beneficial ownership of any shares held by Sandoz Biotech Holding Corporation or its affiliates.

 (4)Includes 6,687 shares of Presently Exercisable Options. Ms. Hitchcock also holds options to purchase 20,063 shares of Common Stock which are not Presently Exercisable Options.

 (5)Represents Presently Exercisable Options. Dr. Lanson also holds options to purchase 11,005 shares of Common Stock which are not Presently Exercisable Options.

 (6)Represents Presently Exercisable Options. Mr. Lewis also holds options to purchase 20,760 shares of Common Stock which are not Presently Exercisable Options.

 (7) Represents Presently Exercisable Options. Mr. Meyer also holds options to purchase 7,500 shares of Common Stock which are not Presently Exercisable Options.

 (8) Represents Presently Exercisable Options. Mr. Ruvane also holds options to purchase 7,500 shares of Common Stock which are not Presently Exercisable Options.

 (9) Includes 89,037 shares of Presently Exercisable Options. Dr. Schwartz also holds options to purchase 120,450 shares of Common Stock which are not Presently Exercisable Options.

(10) Includes 5,959 shares of Presently Exercisable Options. Dr. Weissman also holds options to purchase 7,500 shares of Common Stock which are not Presently Exercisable Options.

(11) Includes 244,914 shares of Presently Exercisable Options.

                      PROPOSAL 1 -- ELECTION OF DIRECTORS

    SyStemix has a classified Board of Directors consisting of three classes of directors serving staggered three-year terms and until their respective successors are duly elected and appointed. Class I consists of four directors, Class II of four directors and Class III of three directors. Four Class II directors are to be elected at the Annual Meeting for three-year terms expiring on the date of the annual meeting of stockholders in 1999 and until each such director's successor shall have been duly elected or appointed. The Class I and Class III directors will serve until the annual meeting of stockholders to be held in 1998 and 1997, respectively, and in each case until their successor shall have been duly elected or appointed.

    The nominees for Class II directors are HAROLD EDGAR, PAUL L. HERRLING, ULRICH OPPIKOFER AND IRVING L. WEISSMAN.

    The following table sets forth certain information, as of March 1, 1996 unless otherwise noted, concerning each of the four nominees for directors and each current director in the classes continuing in office.

                                                                                      CLASS OF   DIRECTOR
                   NAME                         AGE           POSITIONS HELD         DIRECTORS     SINCE
-------------------------------------------     ---     ---------------------------  ----------  ---------
Joseph J. Ruvane, Jr.                               70  Chairman of the Board        Class I          1990
John J. Schwartz, Ph.D.                             61  President, CEO               Class I          1995
Stephan Guttmann, Ph.D.                             67  Director                     Class I          1992
Fred J. Meyer                                       65  Director                     Class I          1994
Harold Edgar                                        53  Director                     Class II         1989
Paul L. Herrling, Ph.D.                             49  Director                     Class II         1994
Ulrich Oppikofer, Ph.D.                             61  Director                     Class II         1992
Irving L. Weissman, M.D.                            56  Director                     Class II         1988
Edgar J. Fullagar                                   56  Director                     Class III        1996
Daniel L. Vasella, M.D.                             42  Director                     Class III        1995
Edgar H. Schollmaier                                62  Director (1)                 Class III        1996

------------------------
(1) As of March 15, 1996

    JOSEPH J. RUVANE, JR., has served as a director of the Company since December 1990 and was elected Chairman of the Board in April 1991. From 1988 to 1990, Mr. Ruvane was Vice Chairman of Glaxo Inc., and from 1986 to 1988, Chief Executive Officer and Chairman of that company. Mr. Ruvane also served as a director for Glaxo Inc.'s parent company, Glaxo Holdings P.L.C. Mr. Ruvane is a director on the boards of Intercardia Inc. and Connective Therapeutics Inc.

    JOHN J. SCHWARTZ, PH.D., was appointed President and Chief Executive Officer of the Company on March 29, 1995. From December 1994 to March 1995, Dr. Schwartz served as the Company's Acting President and Chief Executive Officer. From January 1993 to December 1994, Dr. Schwartz was the Company's Senior Vice President, General Counsel and Secretary. From 1969 through 1992, Dr. Schwartz was employed by Stanford University, most recently as the University's Vice President and General Counsel.

    EDGAR  J. FULLAGAR  has served  as a director  of the  Company since January
1996. Mr. Fullagar is Vice Chairman and Chief Executive Officer of Sandoz Corporation New York, Chairman of Sandoz Pharmaceuticals Corporation, and President of Sandoz Biotech Holdings Corp. From 1994 through

1995, Mr. Fullagar was a member of the Executive Committee of Sandoz Pharma Ltd., as well as Senior Vice President, Marketing, of Sandoz Pharma, and Chairman of the Board of Sandoz Pharma's Swiss operating company. From 1980 to 1993, Mr. Fullagar was Chief Executive Officer of Sandoz Pharmaceuticals in the United Kingdom and the Republic of Ireland.

    STEPHAN GUTTMANN, PH.D., has served as a director of the Company since February 1992. From 1956 until 1993, Dr. Guttman was employed by Sandoz Ltd., most recently as Head of Pharma Research and Development.

    FRED J. MEYER has served as a director of the Company since December 1994. Mr. Meyer has been Chief Financial Officer and a director of the Omnicom Group Inc. since 1988. Mr. Meyer was employed by Sandoz from 1971 to 1981, from 1978 to 1981 as President and Chief Executive Officer of Sandoz United States, Inc., a holding company. Between 1981 and 1982, Mr. Meyer was Managing Director and Chief Executive Officer of Wander Ltd., Berne. Mr. Meyer is also a director on the boards of Zurich-American Insurance Companies, SoGen International Fund, SoGen Funds, Inc., and Sandoz Corp.

    HAROLD EDGAR has served as a director of the Company since March 1989 and as interim part-time Secretary of the Company from September 1991 to December 1992. In 1991 and 1992, Mr. Edgar was also retained by the Company to provide outside legal counsel. Since 1985, Mr. Edgar has been the Julius Silver Professor of Law, Science and Technology and Director of the Program in Law, Science and Technology at Columbia University School of Law.

    PAUL L. HERRLING, PH.D., has served as a director of the Company since March 1994. Dr. Herrling is head of Corporate Research for Sandoz Pharma Ltd. From 1992 to 1994, Dr. Herrling was head of Preclinical Research, and from 1987 to 1992, head of the Sandoz Research Institute (Berne), both at Sandoz Pharma Ltd. Dr. Herrling is also a director on the board of Genetic Therapy Inc.

    ULRICH OPPIKOFER, PH.D., has served as a director of the Company since March 1992. Dr. Oppikofer is Executive Vice President of Sandoz Pharma Ltd. From 1985 to 1990, Dr. Oppikofer was Executive Vice President of Sandoz Ltd. Dr. Oppikofer also serves as a director of Swiss Life, a life insurance cooperative located in Zurich, Switzerland.

    EDGAR H. SCHOLLMAIER has served as a director of the Company since March 15, 1996. Mr. Schollmaier is President and Chief Executive Officer of Alcon Laboratories, Inc., where he has been employed since 1958, serving in his present position since 1977. Mr. Schollmaier is also a director on the board of Stevens International, Inc.

    DANIEL L. VASELLA, M.D., has served as a director of the Company since June 1995. Dr. Vasella is Chief Executive Officer of Sandoz Pharma Ltd. and a member of the Sandoz Group Executive Committee. Prior to his appointment as CEO in 1995, Dr. Vasella was Chief Operating Officer of Sandoz Pharma from 1994 to 1995 and Senior Vice President and Head of Worldwide Development from 1993 to 1994. From 1988 until 1992, Dr. Vasella was with Sandoz Pharmaceuticals Corp., the U.S. affiliate of Sandoz Pharma, most recently as Director and Department Head in Marketing. Dr. Vasella serves on several Sandoz boards and also on the board of Genetic Therapy Inc.

    IRVING L. WEISSMAN, M.D., a co-founder of the Company, has served as a director of the Company and Chairman of its Scientific Advisory Board since May 1988. Since 1988, Dr. Weissman has been the Karel and Avis Beekhuis Professor of Cancer Biology, a Professor in the Departments of Pathology and Developmental Biology, and Associate Director for the Center of Molecular and Genetic Medicine, all at Stanford University. From 1988 to 1992, Dr. Weissman was an Investigator in the Howard Hughes Medical Institute at Stanford University. Since 1986, Dr. Weissman has been the Director of the Immunology Program at
Stanford University. Dr. Weissman is a Member of the National Academy of Sciences, a Fellow of the American Association for the Advancement of Science, and a Member of the American Academy of Arts and Sciences; he received the Pasarow Prize in cancer immunology in 1989.

    Election of directors shall be determined by a plurality of the votes cast in person or by proxy at the Annual Meeting. Under applicable Delaware law, in tabulating the vote, abstentions will be counted and will have the same effect as negative votes, whereas broker non-votes will not be counted (which will have the effect of reducing the absolute number, but not the percentage, of the affirmative votes needed for election of the directors). The Company's Certificate of Incorporation allows voting by proxy on this matter.

    THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE ELECTION TO THE BOARD OF DIRECTORS OF EACH OF THE FOUR NOMINEES.

    It is the intention of the persons named in the enclosed form of proxy to vote such proxy "FOR" the election of the four nominees for Class II directors, HAROLD EDGAR, PAUL L. HERRLING, ULRICH OPPIKOFER AND IRVING L. WEISSMAN, unless otherwise directed by the stockholders. Management does not contemplate that any of the nominees will become unable to serve, but if for any reason that should occur before the Annual Meeting, it is expected that the persons named in the proxy will vote for another nominee or nominees to be selected by the Board of Directors.

BOARD COMMITTEES AND MEETINGS HELD

    The Company's  Board of  Directors has  the following  standing  Committees:
Executive, Audit, Nominating, Compensation and, through 1995, Special (to administer the Stock Option Plan). Beginning in 1996, the functions of the Special Committee were assumed by the Compensation Committee.

    The members of the Executive Committee are Harold Edgar, Edgar J. Fullagar and Fred J. Meyer. This committee has been delegated all of the powers of the Board of Directors with customary and statutory exceptions. Management also solicits advice from the members of the Executive Committee on an ongoing basis throughout the year. The Executive Committee held one meeting in 1995.

    The members of the Audit Committee are Harold Edgar, Fred J. Meyer and Joseph J. Ruvane, Jr. This committee meets with representatives of the Company's independent auditors during the course of their audit,reviews audit procedures, and receives recommendations and reports from the auditors. The Audit Committee held two meetings in 1995.

    The members of the Compensation Committee are Edgar J. Fullagar, Joseph J. Ruvane, Jr., and Daniel L. Vasella. This committee, composed exclusively of outside directors, is responsible for reviewing and recommending to the Board of Directors the compensation of certain executives as well as reviewing and recommending the overall Company-wide compensation plan and strategy. The Compensation Committee held five meetings in 1995. Beginning in 1996, the Compensation Committee also has the authority to administer the Company's Stock Option Plans, a function that was performed by the Special Committee in 1995. The Special Committee held six meetings in 1995.

    The members of the Nominating Committee are Edgar J. Fullagar, Joseph J. Ruvane, Jr., and Daniel L. Vasella. This committee considers and makes recommendations to the Board of Directors as to persons whom it concludes should be considered for membership and matters relating to the selection, tenure and retirement of directors. The Nominating Committee did not meet during 1995. The Nominating Committee will consider nominees recommended by SyStemix stockholders. Stockholders wishing to recommend a person for consideration as a nominee to the Board of Directors should send a letter to the Company stating the name and qualifications of the proposed nominee. The letter must be sent prior to January 20 of the year of the annual meeting at which the proposed nominee would be considered. Stockholders are also entitled to nominate candidates for director at the Annual Meeting if they have complied with the advance notice provisions contained in the Company's Bylaws.

    The Board of Directors held ten meetings during 1995. Incumbent director Daniel L. Vasella attended less than 75% of the meetings of the Board and the Compensation Committee, on which he served, during his period of service in 1995.

DIRECTORS' COMPENSATION

    With the exception of Mr. Edgar and Mr. Ruvane, and except as stated elsewhere in this Proxy Statement, no director received remuneration for services provided as a member of the Board of Directors before March 17, 1995. Effective as of March 17, 1995, each member of the Board of Directors who is not an employee of either SyStemix, Sandoz, or a SyStemix or Sandoz affiliate (a "Non-Employee Director") is compensated with a $6,000 annual retainer (prorated for the portion of the calendar year served after March 17, 1995) and $1,000 for each Board of Directors' meeting attended. Effective as of March 17, 1995, each Non-Employee Director also receives an automatic annual grant of nonqualified stock options to purchase 7,500 shares of the Company's Common Stock, priced at the fair market value of the Company's Common Stock on the date of the grant (prorated for the portion of the calendar year served after March 17, 1995).

    For 1995 services as a member of the Board of Directors, Mr. Ruvane and Mr. Edgar were compensated with a $6,000 annual retainer, $1,000 for each Board of Directors meeting attended, and the grant of options to purchase 7,500 shares of the Company's Common Stock, priced at the fair market value of the Company's Common Stock on the date of the grant. Mr. Meyer was compensated for services after March 17, 1995 as a Non-Employee Director with a $4,768 prorated annual retainer, $1,000 for each Board of Directors meeting attended after March 17, 1995, and the grant of options to purchase 5,959 shares of the Company's Common Stock, priced at the fair market value of the Company's Common Stock on the date of the grant. Dr. Weissman was compensated for services after March 17, 1995 as a Non-Employee Director with a grant of options to purchase 5,959 shares of the Company's Common Stock, priced at the fair market value of the Company's Common Stock on the date of the grant; Dr. Weissman also received compensation for services as a consultant (see, "Directors' Affiliations").

    Directors who are employees of SyStemix, Sandoz, or a SyStemix or Sandoz affiliate, do not receive fees or stock options for their services as directors. All Directors continue to be reimbursed for their expenses relating to their attendance at Board of Directors' meetings.

DIRECTORS' AFFILIATIONS

    The following affiliations exist between the Company and its directors:

    Dr. Weissman is chairman of the Company's Scientific Advisory Board. In addition, Dr. Weissman is retained by the Company as an exclusive consultant to advise the Company in connection with developments in his area of expertise, to the extent permitted by Stanford University, Dr. Weissman's full-time employer. During 1995, Dr. Weissman received in cash $127,829 for his consulting services.

    In connection with the Sandoz transaction in February 1992, certain stock options were repurchased. As a result of this transaction, Mr. Edgar and Mr. Ruvane received in cash $202,238 and $108,100, respectively. (The latter also received a cash payment of $141,782 for repurchase of stock held by Mr. Ruvane, pursuant to this transaction).

    Additional affiliations are discussed at "Certain Relationships and Related Transactions."

                             EXECUTIVE COMPENSATION

    The following table sets forth the annual and long-term compensation, for each of the last three years ended December 31, 1995, for the Company's Chief Executive Officer, the former Vice President, Process and Product Development, and the four other highest paid executive officers in the last fiscal year:

                           SUMMARY COMPENSATION TABLE

             NAME AND
        PRINCIPAL POSITION            YEAR
----------------------------------  ---------                                                LONG-TERM
                                                       ANNUAL COMPENSATION                 COMPENSATION            ALL OTHER
                                               -----------------------------------  ---------------------------  COMPENSATION
                                                SALARY      BONUS    OTHER ANNUAL                                -------------
                                               ---------  ---------  COMPENSATION             AWARDS
                                                                     -------------  ---------------------------       ($)
                                                  ($)        ($)                                   SECURITIES
                                                                          ($)        RESTRICTED    UNDERLYING
                                                                                       STOCK      OPTIONS/SARS
                                                                                     AWARDS (A)   -------------
                                                                                    ------------       (#)
                                                                                        ($)
John J. Schwartz, Ph.D. (b)              1995    288,521     75,000        17,691(c)     249,800(d)      80,000       --
 President & CEO                         1994    237,743    150,375(e)        3,329      --            59,487         --
                                         1993    207,119     78,750       --            224,890(d)      70,000        --
Linda M. Burch                           1995    156,200     43,299           690        --            --             --
 Vice President, Business                1994    134,447     37,988       --             --            16,313         --
 Development                             1993    149,204     26,227       --             --            20,000         --
John N. Gardner, D. Phil. (f)            1995    155,856      6,691         2,716        --            --              82,925(f)
 Former Vice President, Process          1994    155,691     68,680        31,099(g)      16,365(h)       9,750       --
 and Product Development                 1993     19,971     --             3,400(g)      40,600(h)      20,000       --
Wendy R. Hitchcock                       1995    161,200     44,685         7,702        --            --             --
 Vice President, Chief Financial         1994    103,569     29,760       --             32,730(i)      26,750        --
 Officer                                 1993     --         --           --             --            --             --
Didier L. Lanson, Ph.D. (j)              1995    169,222     32,630        18,413(k)      --            4,550         --
 Vice President, Europe                  1994    158,901     23,477       126,759(l)      --            5,122         --
                                         1993    146,683      9,717        43,030(m)      --                          --
Hugh Lewis                               1995    148,200     47,772         1,685        --             5,250         --
 Vice President, Operations              1994    132,540     40,133        18,023(n)      --           16,762         --
                                         1993     80,000     26,498         3,274(n)      --           10,000         --

------------------------
(a) The dollar value of restricted stock is calculated by multiplying the closing price of the Company's Common Stock on the NASDAQ National Market System on the date of grant by the number of shares awarded net any consideration paid by the named executive. Dividends will be paid with respect to restricted stock at the same time and on the same terms as dividends are paid on the Common Stock generally.

(b) Dr. Schwartz has been the Company's President and CEO since March 29, 1995. From December 2, 1994 to March 28, 1995, Dr. Schwartz was the Company's Acting President and CEO. Prior to December 2, 1994, Dr. Schwartz was the Company's Senior Vice President and General Counsel.

(c) Represents cash payments for car allowances and supplemental life insurance.

(d) Represents an aggregate of 31,000 shares of restricted stock, 20,000 of which vesting monthly and 11,000 of which vesting annually over four years. As of December 31, 1995, the aggregate of 31,000 shares of restricted stock valued at $310,149 was held.

(e) Represents $84,375 bonus for achievement of 1994 goals, and $66,000 one-time performance share award for achievement of specific corporate goals in 1994 in accordance with the terms of his promotion to Senior Vice President.

(f) Dr. Gardner retired from SyStemix effective December 8, 1995. Under the terms of Dr. Gardner's amended offer of employment, he received six months' severance pay which was paid in 1996.

(g) Represents primarily payments for relocation of $28,383 in 1994 and $3,400 in 1993.

(h) Represents an aggregate of 3,500 shares of restricted stock vesting annually over four years. As of December 31, 1995, 2,125 shares of restricted stock valued at $31,875 were held (the balance of the restricted shares was canceled as of December 8, 1995, as a result of Dr. Gardner's retirement).

(i) Represents 2,000 shares of restricted stock vesting annually over four years. As of December 31, 1995, 1,500 shares of restricted stock valued at $22,350 were held.

(j) Prior to February 1, 1995, Dr. Lanson was an employee of SyStemix International S.A.R.L., a wholly-owned subsidiary of the Company.

(k) Represents cash payment for relocation to France ($12,436), supplemental life insurance ($1,698) and tax equalization ($4,279).

(l) Represents cash  payments for  tax equalization  ($96,401), tax  preparation
    fees   ($5,700),  interim  living  costs  ($23,674)  and  supplemental  life insurance ($684).

(m) Represents cash payments for relocation from France ($34,670) and tax equalization ($8,360).

(n) Represents primarily relocation expenses of $14,965 in 1994 and $3,225 in 1993.

EMPLOYMENT AGREEMENTS

    Dr. Schwartz was appointed President and Chief Executive Officer of the Company on March 29, 1995, and entered into an employment agreement that superseded his prior employment agreement with the Company. Dr. Schwartz' employment agreement generally provides for, among other things, an initial term of four years (automatically extended for an additional one-year period absent six-months' prior notice not to extend), an initial annual base salary of $300,000, which annual salary may be increased (but not decreased) pursuant to an annual review by the Board of Directors, initial equity award (this and all other equity awards referenced in Employment Agreements with the Company are granted under the Company's 1991 Stock Option and Incentive Plan, described in "1991 Stock Option Plan" below), annual bonus (not less than 25% of base salary for highly effective performance of the corporate goals) and equity awards (under a formula, for highly effective performance of the corporate goals) pursuant to the Company's bonus and incentive program, percentage cash awards for the achievement of certain financial transactions, employee welfare benefits, vacation in accordance with Company policy but not less than four weeks per year, a $150,000 interest-free housing loan (none of which is outstanding), and provision of an automobile. In the event of a specified change in control, the executive's stock options will become fully vested immediately prior to such change in control. In the event of termination without cause or resignation for good reason, the executive will receive his base salary and 100% of his target bonus, together with certain other benefits including employee welfare benefits, for a severance period of not less than two years, and all stock options will become vested and non-forfeitable.

    Ms. Burch entered into an employment agreement with the Company effective September 1, 1993. Ms. Burch's employment agreement, as amended, generally provides for, among other things, an initial term of three years (automatically extended for an additional one-year period absent six-months' prior notice not to extend), an initial annual base salary of $145,707, which annual salary may be increased (but not decreased) pursuant to an annual review by the Board of Directors, annual bonus and equity awards pursuant to the Company's bonus and incentive program, employee welfare benefits, and a vacation of fifteen business days per year. In the event of termination without cause, the executive will receive her base salary, together with certain employee welfare benefits, for a severance period of not less than six months.

    Ms. Hitchcock entered into an employment agreement with the Company effective May 2, 1994. Ms. Hitchcock's employment agreement, as amended, generally provides for, among other things, an initial term of three years (automatically extended for an additional one-year period absent six-months' prior notice not to extend), an initial annual base salary of $155,000, which annual salary may be increased (but not decreased) pursuant to an annual review by the Board of Directors, annual bonus and equity awards pursuant to the Company's bonus and incentive program, employee welfare benefits, and a vacation of fifteen business days per year. In the event of termination without cause, the executive will receive her base salary, together with certain employee welfare benefits, for a severance period of not less than six months.

    Dr. Lanson entered into an employment agreement with the Company effective February 1, 1995. Dr. Lanson's employment agreement, as amended, generally provides for, among other things, an initial term of two years (automatically extended for an additional one-year period absent six-months' prior notice not to extend), an initial annual base salary of $164,800 (25% of which is at a guaranteed exchange rate of 5.5 French francs per U.S. dollar), which annual salary may be increased (but not decreased) pursuant to an annual review by the Board of Directors, annual bonus and equity awards pursuant to the Company's bonus and incentive program, employee welfare benefits, a vacation of fifteen business days per year, certain French-U.S. tax equalization benefits, and relocation expenses.

    Mr. Lewis entered into an employment agreement with the Company effective September 1, 1993. Mr. Lewis' employment agreement, as amended, generally provides for, among other things, an initial term of three years (automatically extended for an additional one-year period absent six-months' prior notice not to extend), an initial annual base salary of $120,000, which annual salary may be increased (but not decreased) pursuant to an annual review by the Board of Directors, annual bonus and equity awards pursuant to the Company's bonus and incentive program, employee welfare benefits, and a vacation of fifteen business days per year. In the event of termination without cause, the executive will receive his base salary, together with certain employee welfare benefits, for a severance period of not less than six months.

    Mr. Gardner, who resigned his employment with the Company effective December 8, 1995, did not have an employment agreement with the Company. However, under the terms of the Company's October 1993 offer of employment, as amended, Dr. Gardner received severance in the amount of six months' pay upon termination of his employment with the Company.

1991 STOCK OPTION PLAN

    In June 1991, the Board of Directors of the Company approved the Company's 1991 Stock Option and Incentive Plan (as amended, the "Stock Option Plan") pursuant to which the committee administering the Stock Option Plan (the "Committee") may grant incentive stock options, nonqualified stock options, stock appreciation rights, restricted stock awards and performance share awards to eligible employees of the Company, including executive officers, and may grant nonqualified stock options to eligible consultants to the Company. The grant of stock options and other awards under the Stock Option Plan to employees and consultants is subject to the discretion of the Committee. Directors who are not employees of either the Company, Sandoz, or their affiliates ("Non-Employee Directors") receive automatic annual grants of nonqualified stock options to purchase 7,500 shares of the Company's Common Stock at an exercise price of not less than the fair market value of such stock on the date of the grant (generally, the first day of the calendar year or such later date of appointment as a director, in which case the number of shares is prorated for the remaining portion of the calendar year). The grant of nonqualified stock options under the Stock Option Plan to Non-Employee Directors is not subject to the discretion of the Committee.

    Awards in the aggregate of up to 4,000,000 shares of the Company's common stock ("Common Stock") may be granted under the Stock Option Plan (less the number of shares awarded under the Company's 1988 Stock Option Plan), which aggregate number of shares represents an aggregate market value of $55.0 million based on a fair market value of $13.75 per share of Common Stock on March 1, 1996.

    Stock options granted under the Stock Option Plan may be either (i) options intended to qualify as "incentive stock options" under Section 422 of the Internal Revenue Code of 1986, as amended (the

"Code"), which may be granted only to employees of the Company, or (ii) nonqualified stock options, which may be granted to employees, consultants and Non-Employee Directors. Under the Stock Option Plan, in the case of any incentive stock option (and any nonqualified stock option awarded to a Non-Employee Director), the exercise price of the option granted may not be less than 100% (110% in the case of any options granted to a person who owns more than 10% of the total combined voting power of all classes of stock of the Company) of the fair market value of the Common Stock on the date of grant of the option as defined in the Stock Option Plan. Stock options generally become exercisable over a four-year period and generally expire ten years from the date of grant.

    Stock appreciation rights, with or without accompanying options, may be granted under the Stock Option Plan to employees of the Company, and the holder is entitled to a payment equal to the increase in value of the Common Stock from the date of grant to the date of exercise. The payment made to holders of stock appreciation rights may be made in cash or in Common Stock at the discretion of the Committee. In the event a stock appreciation right is granted concurrently with a stock option, the number of shares subject to the underlying stock option shall be reduced accordingly by the exercise of such stock appreciation right. A stock appreciation right granted independently of a stock option becomes exercisable on the date or dates determined by the Committee, but not earlier than 6 months after the date awarded, except in the case of death or disability.

    Restricted stock may be awarded under the Stock Option Plan to employees of the Company. The Committee determines the number of shares subject to the award, the price to be paid for such shares, and the restrictions to be imposed on such shares (which restrictions cannot terminate earlier than 6 months after the date awarded). A holder of restricted stock may not transfer the shares so long as any restrictions remain and if the employment of a holder is terminated prior to the lapse of the restrictions, the Company may be entitled to repurchase the restricted shares at the price paid by the participant. Holders of restricted stock are entitled to vote such shares.

    Performance share awards may be granted under the Stock Option Plan to employees of the Company and entitle the holder to receive a specified amount of cash or Common Stock (at the discretion of the Committee) based on achieving some predetermined objective established by the Committee. Such cash or Common Stock cannot be issued earlier than 6 months after the date the performance share award was granted.

    In the event of a change in control of the Company (as defined in the Stock Option Plan), the vesting of outstanding awards granted under the Stock Option Plan would be accelerated, unless the Board of Directors (as constituted prior to the change in control) determined otherwise. For purposes of the Stock Option Plan, a change in control includes, among other things, the acquisition by any person or group (as defined) of 20% or more of the combined voting power of the Company or a change in a majority of the members of the Board of Directors during any two-year period (unless approved by three-fourths of the members of the Board of Directors then still in office who were in office at the beginning of such period). The acceleration of outstanding awards under the Stock Option Plan under certain circumstances could have the effect of delaying or preventing a change in control of the Company or other corporate action.

    Pursuant to the Stock Option Plan, if the outstanding shares of Common Stock are increased, decreased, or changed into a different number or kind of shares or securities of the Company (E.G., through a capital change or adjustment), an appropriate and proportionate adjustment must be made in the number and kind of shares for which options may be granted. A corresponding adjustment changing the number or kind of shares and the exercise price per share allocated to unexercised options, or portions thereof, granted prior to any such change, will also be made. Any such adjustment, however, will be made without any change in the total price applicable to the unexercised portion of the option but with a corresponding adjustment in the price for each share.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

    Based on existing federal income tax laws, the following is a summary description of the general federal income tax consequences that may obtain with respect to the incentive stock options, nonqualified stock options, stock appreciation rights and restricted stock that may be granted pursuant to the Company's 1991 Stock Option and Incentive Plan ("Stock Option Plan").

    INCENTIVE STOCK OPTIONS ("ISOS"). No taxable income will be realized by an option holder upon the grant of an ISO, or upon the exercise of an ISO unless the exerciser is subject to alternative minimum tax. If shares are issued to an option holder pursuant to the exercise of an ISO and if a disqualifying disposition of such shares is not made by such option holder (I.E., no disposition is made within two years after the date of grant or within one year after the receipt of such shares by such option holder), then (i) upon sale of such shares, any amount realized in excess of the exercise price of the ISO will be taxed to such option holder as a long-term capital gain and any loss sustained will be a long-term capital loss, and (ii) no deduction will be allowed to the Company. However, if shares acquired upon the exercise of an ISO are disposed of prior to the expiration of either holding period described above, generally (i) the option holder will realize ordinary income in the year of disposition in an amount equal to the excess (if any) of the fair market value of the shares at the time of exercise (or, if less, the amount realized on the disposition of the shares), over the exercise price thereof, and (ii) the Company will be entitled to deduct an amount equal to such income. Any additional gain recognized by the option holder upon a disposition of such shares prior to the expiration of the holding period described above will be taxed as a short-term or long-term capital gain, as the case may be, and will not result in any deduction by the Company. If an ISO is exercised at the time when it no longer qualifies as an ISO, such option will be treated as a nonqualified stock option. Subject to certain exceptions, an ISO generally will not be eligible for the federal income tax treatment described above if it is exercised more than three months following termination of employment. The amount by which the fair market value of the stock on the exercise date of an ISO exceeds the exercise price generally will constitute an item which increases the option holder's "alternative minimum taxable income" in the year of exercise.

    NONQUALIFIED STOCK OPTIONS ("NQSOS"). In general, an optionee will not be subject to tax at the time a NQSO is granted. Upon exercise of a NQSO, the optionee generally must include in ordinary income at the time of exercise an amount equal to the excess, if any, of the fair market value of the stock at the time of exercise over the exercise price. The Company will be entitled to a tax deduction in the same amount as the ordinary income recognized by the optionee with respect to shares acquired upon exercise of an option. Any subsequent gain or loss recognized upon disposition of the shares will be taxed as short-term or long-term capital gains, as the case may be.

    STOCK APPRECIATION RIGHTS ("SARS"). An employee will not recognize income, and the Company will not be entitled to a deduction, upon the grant of a SAR. On the exercise of a SAR for cash, the holder will be taxed at ordinary income rates on the amount of cash received. On the exercise of a SAR for shares, the holder will be taxed at that time on the fair market value of the shares received and will have a tax basis in such shares equal to their fair market value. The Company will be entitled to a deduction at the same time and in the same amount as the ordinary income recognized by the holder upon exercise of a SAR.

    RESTRICTED STOCK AWARDS ("RSAS"). An employee will not recognize income, and the Company will not be entitled to a deduction, upon the grant of a RSA (unless, within 30 days after the date of receipt of the RSA, the holder files an election under Section 83(b) of the Code to include the value of the stock in income when awarded). Absent a Section 83(b) election, a holder generally will recognize ordinary income equal to the excess of the fair market value of the restricted stock, at the time the restrictions lapse, over the amount, if any, which the holder paid for the restricted stock. The Company generally will be entitled to a deduction equal to the amount of ordinary income recognized by the holder, at the time the holder recognizes the income. (The tax treatment upon disposition of restricted stock after lapse of the restrictions will vary, depending upon whether the holder made a Section 83(b) election with respect to the stock.)

    THE DISCUSSION SET FORTH ABOVE IS INTENDED ONLY AS A SUMMARY AND DOES NOT PURPORT TO BE A COMPLETE ENUMERATION OR ANALYSIS OF ALL POTENTIAL TAX EFFECTS RELEVANT TO RECIPIENTS OF AWARDS UNDER THE PLANS. AMONG OTHER ITEMS, SUCH DISCUSSION DOES NOT ADDRESS TAX CONSEQUENCES ARISING AS THE RESULT OF A PARTICIPANT'S DEATH, OR UNDER THE LAW OF ANY STATE, LOCALITY OR FOREIGN JURISDICTION. SUCH DISCUSSION IS FOR GENERAL INFORMATION ONLY AND DOES NOT APPLY TO THE SPECIFIC FACTS OR CIRCUMSTANCES THAT MAY APPLY TO A PARTICULAR AWARD RECIPIENT.

    The following table shows, as to the executive officers named in the Summary Compensation Table, information concerning stock options granted during the year ended December 31, 1995. In addition, in accordance with the rules of the Securities and Exchange Commission, the table shows the hypothetical gains or "option spreads" that would exist for such options based on assumed rates of annual compound stock appreciation of 5% and 10% per year from the date the options were granted over the full option term.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                           INDIVIDUAL GRANTS
                                          ----------------------------------------------------   POTENTIAL REALIZABLE
                                           NUMBER OF                                            VALUE AT ASSUMED RATES
                                          SECURITIES    % OF TOTAL                                  OF STOCK PRICE
                                          UNDERLYING      OPTIONS                                  APPRECIATION FOR
                                            OPTIONS     GRANTED TO     EXERCISE                    OPTION TERMS (B)
                                          GRANTED (A)    EMPLOYEES     PRICE (A)   EXPIRATION   ----------------------
NAME                                          (#)           (%)        ($/SHARE)      DATE       5% ($)      10% ($)
----------------------------------------  -----------  -------------  -----------  -----------  ---------  -----------
John J. Schwartz, Ph.D..................      80,000         13.3%         12.50      3/29/05     628,895    1,593,742
Linda M. Burch..........................      --            --            --           --          --          --
John N. Gardner, D.Phil. (c)............      --            --            --           --          --          --
Wendy R. Hitchcock......................      --            --            --           --          --          --
Didier L. Lanson, Ph.D..................       4,550          0.8%         14.75      3/17/05      42,207      106,960
Hugh Lewis..............................       5,250          0.9%         14.75      3/17/05      48,700      123,415

------------------------
(a) All grants were of incentive stock options, the exercise price of which may not be less than 100% of the fair market value of the Company's Common Stock on the date of grant. Options generally become exercisable in equal annual installments over a four-year period; pursuant to his employment agreement, Dr. Schwartz' options vest ratably each month over the four-year period.

(b) The 5% and 10% assumed rates of appreciation are mandated by the rules of the Securities and Exchange Commission and do not represent the Company's estimate or projection of the future common stock price.

(c) Dr. Gardner retired from SyStemix effective December 8, 1995.

    The following table shows, as to the executive officers named in the Summary Compensation Table, information concerning stock options exercised and the value of unexercised options held by the named executives for the year-ended December 31, 1995.

    AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FY-END OPTION VALUES

                                                                    NUMBER OF SECURITIES        VALUE OF UNEXERCISED
                                                                   UNDERLYING UNEXERCISED     IN-THE-MONEY OPTIONS AT
                                         SHARES                      OPTIONS AT FY-END                 FY-END
                                       ACQUIRED ON     VALUE                (#)                         ($)
                                        EXERCISE     REALIZED    --------------------------  --------------------------
                NAME                       (#)          ($)      EXERCISABLE  UNEXERCISABLE  EXERCISABLE  UNEXERCISABLE
-------------------------------------  -----------  -----------  -----------  -------------  -----------  -------------
John J. Schwartz, Ph.D...............      --           --           69,871        139,616       47,500        192,500
Linda M. Burch.......................      --           --           25,327         25,986       (1)           (1)
John N. Gardner, D.Phil. (2).........      --           --           12,437        --            (1)           --
Wendy R. Hitchcock...................      --           --            6,687         20,063       (1)           (1)
Didier L. Lanson, Ph.D...............      --           --            9,530         12,142       (1)             1,138
Hugh Lewis...........................      --           --            9,190         22,822       (1)             1,313

------------------------
(1) The exercise price of the applicable options was above $15.00, the market price of the Company's Common Stock on December 31, 1995.

(2) Dr. Gardner retired from SyStemix effective December 8, 1995.

COMPENSATION COMMITTEE REPORT

    The Report of the Compensation Committee shall not be deemed to be incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933 (the "Securities Act") or under the Securities Exchange Act of 1934 (the "Exchange Act"), except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such acts.

    The Compensation Committee of the Board of Directors (the "Committee") establishes the general compensation policies of the Company for all employees, including the Company's Chief Executive Officer and certain other executive officers (collectively, "Executive Officers"). The Committee meets at least annually to review the annual compensation and bonus plans, and recommends to the Board of Directors the salaries, bonus and other compensation of the Executive Officers. The Committee's philosophy for the compensation of the Company's Executive Officers is to:

    - Attract and retain world class talent critical to the achievement of the Company's strategic goals and mission;

    - Focus Executive Officers on key research, development and operational goals that reflect the strategy and mission of the Company that will bring an increased value to the stockholders;

    - Pay fairly for both results and contributions while recognizing superior efforts and processes that lead to results;

    - Be consistent and equitable in the administration of the compensation policy;

    - Allow Executive Officers to participate in the Company's growth.

    In order to recommend the appropriate compensation levels for its Executive Officers, the Committee considers (i) the salaries of executive officers in similar positions of comparably-sized companies and their performance according to data obtained from an independent outside consultant and (ii) the achievement of certain objectives (consistent with the Company's strategy and mission).

    The Company has also established a bonus and incentive program for employees including Executive Officers. Annually, objectives are established relating to the Company as a whole and to the Executive Officers' areas of responsibility and are weighted as to importance. Bonuses are determined by an arithmetic formula based on the achievement of the defined objectives and may consist of both cash and  stock  options. The  maximum  cash bonus  which  may be  paid  to  any participant under the program, or applicable contract, is 40% of such participant's base salary. The bonuses paid for the last three years to certain Executive Officers of the Company are described in the Summary Compensation Table appearing in "Executive Compensation," above.

    The Committee believes stock options are a critical component of its long-term, performance-based compensation policy. The principal items considered in the granting of stock options to the Executive Officers of the Company are the executive's ability to influence the Company's long-term growth potential, and the achievement of the Company's strategic objectives. Since options are generally granted with exercise prices equal to current market value, the Committee believes that options motivate Executive Officers to achieve the desired performance levels in a manner which will also benefit the Company's stockholders.

    In setting compensation for the Chief Executive Officer (the "CEO"), the Committee and the Board of Directors review the Company's strategic and operational goals agreed upon by the Committee and the CEO. On March 29, 1995, John Schwartz was appointed President and CEO, whereupon his base salary (annualized for 12 months) was increased 26.2% to $300,000 from the base salary paid to him (as Senior Vice President and General Counsel and then as Acting
CEO) in the prior year. Dr. Schwartz was also paid, in 1996, a bonus of $75,000 for achievement of the Company's 1995 goals, as calculated under the Company's bonus program in accordance with his employment agreement.

    The Company is in the research and development stage and does not receive revenues from proprietary cellular therapies. Consequently, the Company does not deem it appropriate to base its compensation decisions on traditional financial measures of performance, including return on equity or sales.

    The Omnibus Budget Reconciliation Act of 1993 amended Section 162(m) of the Internal Revenue Code and placed a limit on the amount of certain types of income which may be deductible for tax purposes by the Company. None of the Company's current Executive Officers have received compensation exceeding the statutory limit and the Company has not yet determined how this legislation will impact future compensation decisions or arrangements.

    The Committee is composed of three independent, non-employee directors, who, except as disclosed under "Election of Directors -- Directors' Affiliations," have no interlocking relationships as defined by the Securities and Exchange Commission.

              Compensation Committee of the Board of Directors of SyStemix, Inc.
                                            Edgar J. Fullagar
                                            Daniel L. Vasella
                                            Joseph J. Ruvane, Jr.

                        COMPANY STOCK PRICE PERFORMANCE

    The stock price performance graph below includes information required by the Securities and Exchange Commission and shall not be deemed incorporated by reference by any general statement into any filing under the Securities Act or under the Exchange Act, except to the extent the Company specifically incorporates this information by reference, and shall not otherwise be deemed soliciting material or filed under such acts.

    The following graph shows a comparison of the cumulative total stockholder return for the Company, the NASDAQ Stock Market Index (U.S. Companies) and the NASDAQ Pharmaceutical Index from August 7, 1991 (the date the Company commenced trading its stock) through December 31, 1995. The graph assumes a $100 investment (including reinvestment of dividends) on August 7, 1991 in the Company's stock, the NASDAQ Stock Market Index (U.S. Companies) and the NASDAQ Pharmaceutical Index.

                                    [GRAPH]

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

    In March 1994, the Company and Sandoz agreed to provide funding for a portion of the research carried out at Stanford University School of Medicine. The research is directed by Dr. Irving Weissman as Principal Investigator. Dr. Weissman, a faculty member at Stanford University, is a director, consultant, and chairman of the scientific advisory board of the Company. The agreement provides that the Company and Sandoz have the right to negotiate with Stanford for a license on commercially reasonable terms for intellectual property, if any, that results from the funding. As amended, the agreement provides for funding through December 31, 1995. The Company provided $796,000 of funding in 1995. The parties are negotiating the terms of an amendment extending the agreement through December 31, 1996.

    In April 1993, the Company entered into an agreement with Sandoz Pharmaceutical Corporation, a wholly-owned affiliate of Sandoz Pharma Ltd., (collectively "Sandoz") to form a joint venture ("Progenesys") with a primary mission to research and develop hematopoietic cell-based, somatic gene therapies against HIV infection. The Company and Sandoz licensed certain initial technologies, within the field, to Progenesys. On August 31, 1995, the Progenesys partnership was dissolved and replaced by a collaborative agreement (the "HIV Gene Therapy Collaboration") between the Company and Sandoz, with terms and conditions substantially equivalent to those of the partnership agreement. For the year ended December 31, 1995 (through the date of dissolution), the Company's share of Progenesys' operating loss was $2.94 million. Revenue earned under the HIV Gene Therapy Collaboration was $1.94 million for the year ended December 31, 1995.

    In November 1993, the Company entered into a two-year collaboration agreement with Sandoz regarding therapeutic anti-viral agents for HIV infection. The collaboration focused on the underlying pathogenic mechanisms of HIV disease, the identification of new potential targets for anti-viral therapy and the IN-VIVO testing of anti-HIV agents under development. The Company and Sandoz jointly decided to terminate the Agreement as of March 31, 1995. Revenue earned under the agreement for the year ended December 31, 1995, was $250,000.

    In August 1994, Morgan Guaranty Trust Company of New York acquired 1,251,871 shares of the Company's common stock held by Eli S. Jacobs and affiliates. J.P. Morgan Investment, an affiliate of Morgan Guaranty Trust Company, provided investment management services to the Company through August 31, 1995. Fees for the year ended December 31, 1995 were approximately $19,000. The Company believes that the fees paid by the Company were the same as would be paid to a non-related party for such services.

    With the exception of the Sandoz transaction and executive compensation arrangements discussed elsewhere in the Proxy Statement, the Company knows of no other relationships or transactions with parties related to the Company. For a full discussion of the Sandoz transactions, see "Sandoz Ltd. Transaction." For a full discussion of executive compensation, see "Executive Compensation." See also, "Directors' Affiliations."

                      COMPLIANCE WITH SECTION 16(A) OF THE
                        SECURITIES EXCHANGE ACT OF 1934

    Section 16(a) of the Securities Exchange Act of 1934 requires directors, executive officers, and beneficial owners of more than 10% of any class of registered equity securities of the Company to file with the SEC initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company, and the SEC regulations require that they furnish the Company with copies of all Section 16(a) forms they file.

    To the Company's knowledge, based solely on review of the copies of such reports furnished to the Company and written representations that no other reports were required, for the time period from January 1, 1995 through December 31, 1995, all Section 16(a) filing requirements applicable to its officers, directors and the holder of more than 10% of the Company's Common Stock were complied with, except one report covering three separate transactions for Joseph
M. McCune, a former employee, was inadvertently filed late and one report covering one transaction for Eli S. Jacobs, a former director, was not filed.

                     PROPOSAL 2 -- RATIFICATION OF PROPOSAL
                             TO APPROVE APPOINTMENT
                            OF INDEPENDENT AUDITORS

    The Board of Directors has appointed Ernst & Young LLP as the Company's independent auditors for the fiscal year ending December 31, 1996. This appointment is subject to the ratification by the Company's stockholders. Accordingly, the following resolution will be offered at the Annual Meeting:

    "RESOLVED, that the appointment, by the Board of Directors of SyStemix, Inc., of Ernst & Young LLP as the independent auditors of the Company for the year ending December 31, 1996, is hereby ratified."

    Ernst & Young LLP has been serving the Company in this capacity since the Company's inception in 1988 and has advised the Company that it will have in attendance at the Annual Meeting a representative who will be afforded an opportunity to make a statement, if such representative desires to do so, and will respond to appropriate questions presented at the Annual Meeting.

    The affirmative vote of the holders of a majority of the votes cast in person or by proxy at the Annual Meeting is required to ratify the appointment of independent auditors. Under applicable Delaware law, in determining whether the proposal has received the requisite number of affirmative votes, abstentions will be counted and will have the same effect as a vote against the proposal, whereas broker non-votes will not be counted (which will have the effect of reducing the absolute number, but not the percentage, of the affirmative votes needed for approval of the proposal). The Company's Certificate of Incorporation does not contain a provision governing the voting by stockholders on this matter.

    THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE RATIFICATION OF THE SELECTION OF ERNST & YOUNG LLP AS THE COMPANY'S INDEPENDENT AUDITORS FOR 1996.

                                 OTHER MATTERS

    The Board of Directors does not intend to present any other items of business and knows of no other items of business that are likely to be brought up at the Annual Meeting except as specified in the Notice of the Annual Meeting. However, if other matters should properly come before the Annual Meeting, the persons named in the Proxy will have the discretionary authority to vote such proxy on such matters in accordance with their best judgment.

                 STOCKHOLDERS PROPOSALS FOR 1997 ANNUAL MEETING

    Stockholders of SyStemix that intend to present proposals at the 1997 Annual Meeting of SyStemix must submit the proposals in writing and they must be received by the Company at its principal executive office (3155 Porter Drive, Palo Alto, California 94304) no later than January 31, 1997, in order for such proposals to be considered for inclusion in the Company's proxy statement and proxy relating to the meeting.

                  COST OF SOLICITATION FOR 1996 ANNUAL MEETING

    Copies of solicitation material will be furnished to brokerage houses, fiduciaries and custodians to forward to beneficial owners of the Common Stock held in their names. The cost of solicitation of Proxies, including expenses in connection with preparing and mailing this Proxy Statement, will be borne by SyStemix. In addition, SyStemix will reimburse brokerage firms and other persons representing beneficial owners of Common Stock for their expenses in forwarding solicitation material to such beneficial owners. Original solicitation of Proxies by mail may be supplemented by telephone, telegram and personal solicitation by directors, officers or other employees for such services.

                                          By Order of the Board of Directors,

                                          Iris Brest
                                          VICE PRESIDENT, GENERAL COUNSEL
                                          AND SECRETARY

Palo Alto, California
May 31, 1996